Ex. 10.1

RESCISSION AGREEMENT

This Rescission Agreement (this “Agreement”) is made and entered into as of May 13, 2011, by and among Gold Standard Mining Corp., a Wyoming corporation (“GS Wyoming”), Rosszoloto Co. Ltd., a limited liability company organized under the laws of Russia (“Rosszoloto”) and Araik Khachatryan (“Khachatryan”).  GS Wyoming, Rosszoloto and Khachatryan are each referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties previously entered into that certain Exchange Agreement, dated as of February 9, 2009 (the “Exchange Agreement”), pursuant to which GS Wyoming agreed to issue to Khachatryan (the sole owner of Rosszoloto as of the date of the Exchange Agreement) shares of common stock of GS Wyoming, which shares were converted into 49,500,000 shares of common stock of Gold Standard Mining Corp., a Nevada corporation (“GSMC”) (the “GSMC Shares”), in view of the GS Wyoming Acquisition (as defined below), in exchange for all of the outstanding equity interests of Rosszoloto (the “Rosszoloto Interests”); and

WHEREAS, GSMC (f/k/a Fluid Solutions, Inc.) acquired all of the outstanding capital stock of GS Wyoming, pursuant to an exchange agreement, dated May 6, 2009, with GS Wyoming and its shareholders (the “GS Wyoming Acquisition”); and

WHEREAS, at the date of the GS Wyoming Acquisition, GS Wyoming’s sole asset was the Exchange Agreement to acquire Rosszoloto; and

WHEREAS, Rosszoloto is engaged in the business of operating gold mines in the Amur region of Russia; and

WHEREAS, GSMC’s sole purpose in acquiring GS Wyoming was to acquire Rosszoloto, and on June 3, 2010, GS Wyoming completed the acquisition of Rosszoloto; and

WHEREAS, the Parties and GSMC understood that as a reporting company under the United States Securities Exchange Act of 1934, as amended, GSMC would be required to file quarterly and annual financial statements on a consolidated basis (including Rosszoloto) prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), and to have an audit of such annual financial statements; and

WHEREAS, GSMC has been engaged in a costly and time consuming attempt to convert Rosszoloto’s financial information from the format in which it has been historically maintained under Russian accounting conventions into GAAP compliant financial records and statements, and

WHEREAS, the board of directors of GSMC has determined that this effort to convert Rosszoloto’s financial information into GAAP compliant format is wasting GSMC’s resources and impeding the efforts of management to fully explore and develop the mining properties in Russia; and

WHEREAS, since the closing of the acquisition of Rosszoloto, there have been no financial transactions between Rosszoloto, on the one hand, and GSMC and GS Wyoming, on the other hand (e.g. dividends from Rosszoloto, capital contributions or loans from GMSC) or intermingling of assets or liabilities of these companies; and

WHEREAS, the Parties desire to rescind the Exchange Agreement, effective as of the date of the Exchange Agreement, and place the Parties in the same position had the Exchange Agreement not been entered into or closed.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

1.

Rescission of Exchange Agreement.  The Parties hereto hereby rescind and cancel the Exchange Agreement, effective as of the date of the Exchange Agreement, and declare the Exchange Agreement and all transactions arising therefrom to be null and void ab initio.  Each of the Parties hereto further agrees to take all such actions to place each Party in his or its respective position as if no Party had entered into the Exchange Agreement.

2.

Surrender of Shares.  Concurrently with the execution of this Agreement, Khachatryan shall surrender to GSMC for cancellation any and all certificates representing the GSMC Shares, and GS Wyoming shall transfer back to Khachatryan the Rosszoloto Interests.  Each of the Parties hereto further agrees to take all steps necessary and proper to unwind the Exchange Agreement, including, without limitation, promptly executing, delivering and/or filing any and all instruments, documents, notices or other agreements that reflect or evidence the cancellation of the Exchange Agreement.

3.

Representations and Agreements of GS Wyoming.  GS Wyoming hereby represents and warrants that GS Wyoming has not endorsed, sold, transferred, assigned or pledged the Rosszoloto Interests or any interest in the Rosszoloto Interests.  GS Wyoming agrees to indemnify and hold Khachatryan harmless from any damages, losses, liabilities, costs and expenses resulting from a breach of the foregoing representation.

4.

Representations and Agreements of Khachatryan.  Khachatryan hereby represents and warrants that he has not currently endorsed, sold, transferred, assigned or pledged the GSMC Shares or any interest in the GSMC Shares.  Khachatryan agrees to indemnify and hold GS Wyoming and GSMC harmless from any damages, losses, liabilities, costs and expenses resulting from a breach of the foregoing representation.

5.

Access to Information; Cooperation.  Following the execution of this Agreement, Khachatryan will permit, and will cause Rosszoloto to permit, upon reasonable prior notice and at reasonable times, access to, and will promptly make available to GSMC and GS Wyoming and their duly authorized representatives for inspection, review, and photocopying, all properties, books, records, accounts, documents and other information of or relating in any way to Rosszoloto as GSMC or GS Wyoming may believe necessary for each to comply with any applicable corporate, tax, securities or other law, rule or regulation (e.g. filing tax returns and complying with disclosure obligations under the United States Securities Exchange Act of 1934, as amended, in the case of GSMC) or to comply with any applicable law, rule or regulation or upon demand from a governmental authority.

Miscellaneous.

5.1

Further Assurances.  Each Party will use all reasonable good faith efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or reasonably desirable under applicable law to consummate the transactions contemplated by this Agreement.  The Parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things, all as any other Party may reasonably request for the purpose of carrying out the intent of this Agreement.

5.2

Survival of Representations and Warranties.  All representations, warranties and covenants under this Agreement shall survive the delivery of this Agreement.

5.3

Affiliates.  Wherever used in this Agreement, the term “affiliate” means, as respects any person or entity, any other person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the first person or entity.

5.4

Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada.

5.5

Entire Agreement.  This Agreement contains the entire understanding between the Parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, between the Parties hereto, with respect thereto.

5.6

Effect of Headings.  The Section headings used in this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of the provisions hereof.

5.7

Severability.  In the event that any provision of this Agreement is invalid or enforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

5.8

Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is delivered by a nationally recognized courier or other means of personal service, or sent by facsimile or registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to GS Wyoming:	Gold Standard Mining Corp. 28030 Dorothy Drive, Suite 307 Agoura Hills, CA 91301 Attention: CEO

If to Khachatryan or Rosszoloto:	Araik Khachatryan No. 9 Kntimirova St. Blagovenshensk, Russia

Any Party may give any notice, request, demand, claim, or other communication hereunder using any other means, but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given and until it actually is received by the individual for whom it is intended.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

5.9

Waivers.  No waiver by any Party of any misrepresentation or breach of any provision hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent misrepresentation or breach of any provision hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

5.10

Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and assigns, except that no Party may assign or transfer his or its rights or obligations under this Agreement.

5.11

Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “pdf” signature page were an original thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the date first set forth above.

GOLD STANDARD MINING CORP., a Wyoming corporation By:/s/ Pantelis Zachos________ Pantelis Zachos Chief Executive Officer

ROSSZOLOTO CO. LTD. By: /s/ Araik Khachatryan____ Araik Khachatryan Chief Executive Officer

/s/ Araik Khachatryan____ Araik Khachatryan